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                                                                      EXHIBIT 99


                   Meridian National Corp. Announces Agreement
                 for Sale of 4.2 Million Shares of Common Stock


         Toledo, Ohio, June 28, 1999 -- Meridian National Corporation (OTCBB:
MRCO, MRCOP) announced today the signing of a purchase agreement with a private investor group to sell 4.2 million shares of previously unissued common stock of Meridian for $294,000. The shares, upon issuance, will represent 53.05% of the issued and outstanding shares of Meridian's common stock. The private investor group is affiliated with MNP Corporation of Utica, Michigan, a privately held company which currently holds approximately 280,000 shares of Meridian's common stock and whose majority owner is a director of Meridian. In addition, the purchase agreement provides for certain loans to Meridian to be made no later than the closing date, which is expected to occur on or about September 1, 1999. The closing is subject to certain conditions being fulfilled to the buyers' satisfaction, including due diligence investigations and re-negotiation of certain of Meridian's loan agreements.

         Meridian recently suspended certain operations of its paint waste recycling business (EPI Technologies, Inc.) which generated significant operating losses and consumed significant financial resources. During the fiscal year ended February 28, 1999, Meridian recorded restructuring charges of approximately $2.7 million related to EPI.

         Meridian, in conjunction with the support of the private investor group, plans to focus its resources on supporting and expanding the operations of its 25-year old Ottawa River Steel Company and its service center facilities located in Toledo, Ohio and Detroit, Michigan. Ottawa River Steel buys and sells carbon steel coils and provides slitting, cut-to-length and batch pickling services for steel products. Ottawa's customers include other steel service centers and industrial manufacturing companies, primarily in the automotive industry.

         Meridian National processes and distributes steel products and provides commercial paint waste recycling services principally to industrial customers.

         Certain statements in this release may be forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property litigation and the risk factors detailed from time to time in the Company's annual report on form 10-K and other material filed with the Securities and Exchange Commission.